Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of GlobalOptions Group, Inc. and Subsidiaries on Form S-3/A (Amendment No. 1) of our report dated March 16, 2010, with respect to our audits of the consolidated financial statements of GlobalOptions Group, Inc. and Subsidiaries as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 appearing in the Annual Report on Form 10-K of GlobalOptions Group, Inc. and Subsidiaries for the year ended December 31, 2009.  We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, New York
September 17, 2010